Exhibit 10.2

TECO ENERGY GROUP
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
FOR RICHARD LEHFELDT

            The purpose of this plan is to provide Richard Lehfeldt, Senior Vice President – External Affairs of TECO Energy, with additional retirement income by supplementing the retirement benefits provided under the retirement plan. The plan is effective as of April 17, 2002.

            The terms and benefits of Mr. Lehfeldt’s plan shall be the same as the terms and benefits of the 1998 Amendment and Restatement of the TECO Energy Group Supplemental Executive Retirement Plan (the “TECO SERP”) applicable to a person covered by Part Two of the TECO SERP, except that for purposes of Mr. Lehfeldt’s plan Section 5.1 of the TECO SERP shall read as follows:

          5.1    Retirement at or after normal retirement age . Subject to the reductions described in Section 8.1 below, each eligible officer who retires on or after attaining normal retirement age will receive a supplemental monthly pension equal to one-twelfth of the following:.four percent of his average annual earnings multiplied by his years of service up to a maximum of 20 years. A participant’s retirement benefit hereunder will be calculated using his years of service and average annual earnings as of the actual date of his retirement.

Any amendments to the TECO SERP shall automatically amend this plan.

            Executed as of _______________________________, 2002.

TECO Energy, Inc.
By:

C. E. Childress Chief Human Resources Officer

Richard Lehfeldt Sr. Vice President – External Affairs